EXHIBIT 99.1-  Press Release dated
               May 1, 2000

IMMEDIATELY -- May 1, 2000

Jack Liles:  (601) 933-1240

                       JACK LILES AND BERNARD EBBERS
               TO PARTICIPATE IN BIDDING PROCESS CONDUCTED BY
                       KLLM TRANSPORT SERVICES, INC.

JACKSON, MS -- May 1, 2000 -- Jack Liles, Chairman, President and Chief Executive Officer of KLLM Transport Services, Inc. (Nasdaq National Market-
KLLM) and Bernard Ebbers announced today that they will participate in the bidding process for the sale of KLLM established by the Special Committee of the Company's Board of Directors.

Jack Liles stated "We look forward to participating in the bidding process in order to provide the stockholders of KLLM with the maximum value for their shares."

KLLM Transport Services, Inc. is an irregular-route truckload carrier, specializing in providing high-quality transportation services in North America. Operations include over-the-road long- and regional-haul transportation services for both temperature-controlled and dry commodities.


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